FORM 8-A/A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT
TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

Computer Task Group, Incorporated
(Exact name of registrant as specified in its charter)

New York	16-0912632
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Delaware Avenue, Buffalo, New York	14209
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: 1-9410

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.01 per share
(Title of class)

Rights to Purchase Series A Cumulative Preferred Stock
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

        Note:  This Amendment to Form 8-A contains the same information as an Amended Form 8-A filed on June 5, 2006 except as modified to reflect the fact that NASDAQ does not currently qualify as a national securities exchange.

        The following classes of the Registrants' stock are being de-listed from the New York Stock Exchange and listed on the NASDAQ.

COMMON STOCK, PAR VALUE $.01 PER SHARE

        Dividend Rights. The holders of common stock are entitled to receive dividends ratably, when, as, and if declared by the Board of Directors out of funds legally available therefore.

        Voting Rights. The holders of common stock are entitled to one vote for each share held of record on all matters on which the holders of common stock are entitled to vote.

        Classification of the Board of Directors. Under the terms of the Registrant's certificate of incorporation, the Board of Directors is divided into three classes with the classes serving staggered there-year terms. Under the New York Business Corporation Law, the size of the three classes are required to be as nearly equal as possible.

        Liquidation Rights. In the event of a liquidation, dissolution or winding up, the holders of common stock are entitled, subject to the rights of any preferred stock then outstanding, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

        Preemption Rights. The holders of common stock have no preemptive rights.

        Further Calls or Assessments. The common stock is fully paid and non-assessable.

        The common stock is also not convertible, not subject to the terms of any sinking fund or redemption provisions, and not subject to any general restriction on alienability. Except with respect to the terms of the Rights to Purchase Series A Cumulative Participating Preferred described below, the Registrant's certificate of incorporation and by-laws do not contain any provision that would have the effect of delaying, defeating, or preventing a change of control of the Registrant and that would operate only with respect to an extraordinary corporate transaction involving the Registrant (or any of its subsidiaries) such as a merger, reorganization, tender offer, sale or transfer of all or substantially all of its assets, or liquidation.

RIGHTS TO PURCHASE SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK.

        Reference is made to the Registrant's Form 8-A/A filed on January 13, 1999, relating to the terms of the Registrant's Rights to Purchase Series A Participating Cumulative Preferred Stock.

Item 2. Exhibits.

        The following documents are filed as a part of the registration statement:

Exhibit No.     Description

1.	Restated Certificate of Incorporation of the Registrant -- (1)
2.	Restated By-laws of the Registrant -- (2)
3.	Specimen Stock Certificate of the Registrant -- (3)
4.	Rights Agreement dated as of January 15, 1989, and amendment thereto dated June 28, 1989, between the Registrant and First National Bank of Boston, as Rights Agent -- (4)
5.	Form of Certificate of Amendment of the Restated Certificate of Incorporation (Attached as Exhibit A to Amendment No. 1, filed as Exhibit 4 hereto).
6.	Form of Right Certificate (Attached as Exhibit B to Amendment No. 1 filed as Exhibit 4 hereto.)

____________________

(1)	Incorporated by reference to Exhibit No. 7 to Registrant's Form 8-A/A filed on January 13, 1999 and incorporated herein by reference.
(2)	Incorporated by reference to Exhibit No. 3(b) to the Registrant's Report on Form 10-K for the year ended December 31, 2000, and incorporated herein by reference.
(3)	Incorporated by reference to Exhibit No. 4(a) to the Registrant's Report on Form 10-K for the year ended December 31, 2000, and incorporated herein by reference.
(4)	Incorporated by reference to Exhibit No. 4 to the Registrant's Form 8-A/A filed on January 13, 2006 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)	COMPUTER TASK GROUP, INCORPORATED
Date:	June 6, 2006

By:	/s/ Peter P. Radetich
Name: Peter P. Radetich
Title: Senior Vice President and Secretary